CONSULTANT AGREEMENT

This Consultancy Agreement is entered into on the 1st of January 2018, by and between Alternative Investment Corporation (the "Company") located at 150 East 52nd St, Suite 1102, New York, NY 10022, and JIFM Holdings LLC, a New York LLC located at 15 Cuttermill Rd., Ste 231, Great Neck, NY 11021 (hereinafter referred to as "Consultant") and is based upon the following:

Recitals:

A. The Company is organized under the laws of the State of Nevada and is engaged in the business of seeking out and making investments and/or acquisitions in the real estate and technology markets.

B. JIFM is a consulting company and the Company and JIFM have developed a relationship since June 2017 in which Isaac Fattal, the Managing Manager of JIFM, as a local New York resident, was asked to take over the signature rights of the Company's bank account with Citibank NA from the Company's previous CEO (Eran Sherin).

C. The Company desires to now formally memorialize the engagement of the services of the Consultant on a part-time basis and the Company and the Consultant agree that the Consultant's Managing Member devote approximately 5%-10 % of his time and attention to the business of the Company, primarily for accounting and payment functions, as specified and requested by the Company through its CEO, or its appointed representative.

NOW THEREFORE, in consideration of the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Consultant agree as follows:

ARTICLE I

DUTIES AND TERM

1.1 The parties agree that the recitals shall be deemed part of the body of this agreement.

1.2 The Company hereby agrees to compensate the Consultant and the Consultant hereby accepts his role the above capacity and agrees to have its Managing Member devote approximately 10% of a normal week's business time to the Company.

1.3 Any Company related work outside the scope of this agreement must be requested of the Consultant and the Consultant may notify the Company in advance if any additional charges would be due for such added work.

1.4 The Consultant is in no way part of management and cannot make any decisions on behalf of the Company or its management in any way and in any manner whatsoever and strictly follow the Company's directive in all its actions.

1.5 Unless sooner terminated, as hereinafter provided, the term of Consultant's of this Agreement hereunder shall commence on the date of this Agreement and shall continue for one year and be subject to the terms and the provisions hereof.

1.6 Should Consultant be unable to, or unwilling to, provide a substantial portion of the approximate 10% of its time, as required by this agreement, then the Company has the right to terminate this Agreement with 30 days written notice and opportunity to cure.

ARTICLE II
COMPENSATION

2.1 Consulting Fee. For all services rendered by the Consultant under this Agreement the Company shall pay the Consultant a monthly fee of $500 effective January 1, 2018.

2.2 Expenses. Expenses covered will be any car related costs incurred by the Consultant to commute to the Company's offices such as gas, tolls and parking, plus any office supplies and entertainment costs incurred on behalf of the Company. Any expenses over $500 a month will need the Company's approval in advance.

ARTICLE III
NON-DISCLOSURE AND CONFIDENTIALITY

In consideration of the compensation granted the Consultant hereunder, and provided that the Company is not in breach of its obligations to the Consultant hereunder or under the agreements entered into contemporaneously herewith, the Consultant specifically agrees to be bound under the terms of this Article III.

3.1 Non-Disclosure. Consultant will receive and create information respecting the intimate and confidential affairs of the Company in various phases of its business. The Consultant expressly agrees to disclose to the Company any and all information, discovered by the Consultant that may be relevant to the Company's business activities.

3.2 Proprietary Information. Consultant agrees that all Proprietary Information shall be the Company's sole and exclusive property. Consultant shall not, except for Company use, copy, duplicate, or disclose to any third party not working for or in cooperation with the Company, any Proprietary Information, nor remove same from the Company's facilities, nor use any information concerning same except for the Company's benefit during his employment. The Consultant agrees that he will deliver all tangible forms of the Proprietary Information that may be in his possession to the Company upon termination of this Agreement, or at any other time on the Company's request, together with his written certification of compliance thereto.

3.3 Continuation of Obligation. Consultant's obligations of confidentiality and cooperation set forth in the Article III are ongoing in nature and shall not terminate upon termination of Consultant's agreement with Company.

ARTICLE IV
TERMINATION

4.1 Termination by Company. The Company reserves the right to terminate Consultant's contract under this Agreement should any of the following occur during the term:

a. Consultant's material breach of or failure to perform his obligations in accordance with the terms and conditions of this Agreement, after the expiration of thirty (30) days written notice to Consultant and opportunity to cure.

b. A determination shall be made by the Board of Directors of the Company that the same cannot be operated on a profitable basis, and the Company contemporaneously dissolves.

c. Consultant shall perform an act of gross negligence or willful misconduct in the performance of his duties hereunder, which materially and adversely affects the Company or its business.

4.2 Termination by Consultant. Consultant may terminate consulting contract by giving thirty (30) days written notice of intent to terminate.

ARTICLE V
MISCELLANEOUS

5.1 Records and Files. All records, charts and files concerning customers or suppliers of the Company shall belong to and remain the property of the Company. Upon termination of his agreement hereunder, the Consultant shall not be entitled to keep or reproduce the Company's records or charts related to any customer or supplier. In this regard, the Company and the Consultant both acknowledge that certain records maintained by the Company may be the property of the Company's customers. Such records shall be delivered by the Company to such customers upon demands.

5.2 Rights and Obligations of Successors. This Agreement shall not be assignable or transferable by the Company or the Consultant.

5.3 Remedies. Consultant understands that the Company would not have any adequate remedy at law for the material breach or threatened breach by him or her of Article III of this Agreement and agrees that in the event of any such material breach or threatened breach, the Company may, in addition to the other remedies which may be available to it in law, seel remedies in equity, including injunctions.

5.4 Paragraph Headings. The paragraph headings of this Agreement are inserted only for convenience and in no way define, limit or describe the scope or intent of this Agreement nor affect its terms and provisions.

5.5 Governing Law. This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the State of New York, and the parties hereto consent to the jurisdiction of any appropriate court in the State of New York to resolve such disputes.

5.6 Severability. In the event any provision of this Agreement is found by a court of competent jurisdiction to be inconsistent with or contrary to any applicable law, ordinance or regulation, the latter shall be deemed to control and the Agreement shall be regarded as modified accordingly, giving full force and effect, to the extent possible, or the remaining terms and provisions of this Agreement.

5.7 Amendments. This Agreement may be amended at any time upon unanimous agreement of the parties hereto which amendment(s) must be reduced to writing and signed by all parties in order to become effective.

5.8 Indemnification. The Company shall indemnify and hold harmless the Consultant and its Managing Member from and against all claims and demands to the maximum extent permitted under the New York Act.

5.9 Entire Agreement. This Agreement constitutes and represents the entire agreement of the parties hereto with respect to the subject matter hereof, and all other, prior agreements, covenants, promises and conditions, verbal or written, between these parties with respect to the subject matter hereof are incorporated herein. No party hereto has relied upon any

other promise, representation or warranty, other than those contained herein, in executing this Agreement.

5.10 Attorney's Fees. In the event any party hereto shall be in default or breach of this Agreement, said party shall pay and be liable for all reasonable attorney's fees, court costs and costs of collection incurred by the non-defaulting or non-breaching party in prosecuting and/or protecting its rights hereunder.

5.11 Execution

This agreement may be executed as identical copies, each of which shall be deemed an original. For purposes hereof, facsimile copies shall be deemed originals.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY

Alternative Investment Corporation
By:/s/Antonio Tremineo
It ' s CEO, A TO NIO TREMIN IO

CONSULTANT:
By: /s/ Isaac Fattal
JIFM HOLDINGS LLC by ISAAC FATTAL, ITS MANAGING MEMBER